EXHIBIT 99.1

SP Plus Corporation to Release Fourth Quarter and Full-Year 2018 Results on February 20, 2019

CHICAGO, Feb. 06, 2019 (GLOBE NEWSWIRE) -- SP Plus Corporation (NASDAQ: SP) today announced that it expects to release fourth quarter 2018 earnings on Wednesday, February 20, 2019, after the close of market.  On Thursday, February 21, 2019, the Company will host a conference call at 8:00 AM (Central Time) that can be accessed via webcast at http://ir.spplus.com.

To listen to the live call, individuals are directed to the investor relations section of the company’s website, www.spplus.com, at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on the website and accessible for 30 days.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security, event logistics, and baggage handling and related services to commercial, institutional, municipal, and aviation clients throughout North America. The Company has more than 20,000 employees and operates approximately 3,400 facilities with almost 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving approximately 70 airports. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation group transports approximately 37 million passengers each year; its facility maintenance group operates in dozens of U.S. cities; and it provides a wide range of event logistics services. Bags, a wholly owned subsidiary, offers remote airline check-in, baggage handling and related services. For more information, visit www.spplus.com, www.bagsinc.com or www.parking.com.

Media Contacts: Vance C. Johnston Chief Financial Officer (312) 521-8409 vjohnston@spplus.com	Rachel Schacter ICR (646) 277-1243 rachel.schacter@icrinc.com